ITEM 2. Acquisition or Disposition of Assets

    On August 14, 1998, (the "Closing Date") Measurement Specialties, Inc. (the "Registrant") consummated the acquisition of selected operating assets and liabilities of the Sensors Division (Sensors) of AMP Incorporated (AMP). The purchase price of $3.8 million is subject to change based upon post closing adjustments reflecting any differences between the estimated assets acquired and liabilities assumed and actual amounts as of the Closing Date. A total of $3.8 million was paid in cash to AMP utilizing the proceeds from a $4.0 million term loan issued on August 14, 1998 and discussed further in Item 5 (other events). A copy of the press release announcing the acquisition is attached as Exhibit 99.2 and the Asset purchase agreement between the Registrant, AMP and the Whitaker Corporation (a wholly owned subsidiary of AMP is attached as Exhibit 99.3.


ITEM 5. OTHER EVENTS.
  On August 14, 1998, Measurement Specialties, Inc. (the "Registrant") entered into a Revolving credit, term loan and Security agreement with PNC Bank, National Association (PNC). The agreement provides for a five year, $4.0 million term loan bearing interest at the Eurodollar Rate plus 3% and $5.0 million revolving credit facility. The revolving credit facility bears interest at the Eurodollar Rate plus 2.75% (which shall be reduced to no lower than the Eurodollar Rate plus 2.00% based upon earning before interest, taxes, depreciation and amortization). The availability under the revolving credit facility reduces to $4.0 million in October 1999 and expires September 2000. The agreement requires the Registrant to maintain minimum interest coverage ratios, maximum leverage ratios, limits capital expenditures and advances to Subsidiaries and requires consent for the payment of dividends. A copy of the Revolving credit, term loan and Security agreement is attached as Exhibit 99.4




ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.

(a) Financial Statements of Business Acquired.

The Registrant will file the required financial statements of business acquired within 60 days of the last date on which this Report of Form 8-K was required to be filed.

(b) Pro Forma Financial Information.

The Registrant will file the required pro forma financial information within 60 days of the last date on which this Report of Form 8-K was required to be filed.

(c) Exhibits.

      99.2 Press release regarding the acquisition of certain operating assets and assumption of selected liabilities by Registrant of the Sensors Division of AMP Incorporated, dated August 18, 1998.
99.3 Asset purchase agreement dated August 14, 1998between the
Registrant, AMP and the Whitaker Corporation.
99.4 Revolving credit, term loan and Security agreement dated
August 14, 1998 between Registrant and PNC Bank, National
Association (PNC).


In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MEASUREMENT SPECIALTIES, INC.
(Registrant)






 /s/ Kirk J. Dischino
Date:  August 28, 1998Kirk J. Dischino
Chief Financial Officer